[EXHIBIT 3.1a]

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              WILD HEART RANCH INC.

               (under Section 242 of the General Corporation Law)


     The  undersigned  corporation,   in  order  to  amend  its  Certificate  of
Incorporation, hereby certifies as follows:

FIRST:     The name of the corporation is: WILD HEART RANCH INC.

SECOND: The corporation hereby amends its Certificate of Incorporation as follows:

     Paragraph FOURTH of the Certificate of Incorporation, relating to the Corporation's authorized shares of capital stock, is hereby amended to read as follows:

          "FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is Fifteen Million (15,000,000) shares, all of which shall be designated common stock and shall have a par value of $.001 per share.


THIRD: The amendment effected herein was authorized by written consent of the holders of a majority of the outstanding shares entitled to vote thereon; written notice of this corporate action has been given to all shareholders entitled to vote thereon who did not consent in writing to such action pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.


     IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 20th day of December, 2001.


                                            /s/ Dawn Van Zant
                                           -------------------------------------
                                           Dawn Van Zant
                                           Chief Executive Officer